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                             SHAREHOLDERS AGREEMENT


THIS SHAREHOLDERS AGREEMENT (the "Agreement") is dated as of December 11, 1996 among

Collins & Aikman Products Co., a Delaware corporation ("C&A Products"),

Collins & Aikman Europe, Inc., a Delaware corporation, ("C&A"),

Perstorp G.m.b.H, a German company, ("Pelican"),

Perstorp A.B., a Swedish company ("Pelican Corp"),

Perstorp Biotec A.B., a Swedish company (the "Company"),

Perstorp Components N.V., a Belgium company ("Components Belgium"), and

Perstorp Components A.B., a Swedish company ("Components Sweden").

WHEREAS:

(A) Pelican, Pelican Corp., C&A Products and the Company are parties to an agreement, dated the date hereof (the "Formation Agreement"), providing for the acquisition by the Company of all of the issued share capital of Components Sweden and Components Belgium which will simultaneously acquire certain assets constituting the components business of Pelican France and establish a branch in France.

(B) Pursuant to the Formation Agreement, Pelican will own shares representing 49.9% of the share capital (including the voting rights) of the Company and may in the future acquire further shares in the Company (the "Pelican Shares").

(C) Pursuant to the Formation Agreement, C&A will own shares representing 49.9% of the share capital (including the voting rights) of the Company and may in the future acquire further shares in the Company (the "C&A Shares").

(D) The parties believe it would be in their and the Company's interest to ensure a degree of continuity of management and ownership of the Company by imposing certain restrictions and obligations on the ownership, retention and disposition of the Shares and management of the Company and its subsidiaries.

ACCORDINGLY, IT IS AGREED as follows:


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1. INTERPRETATION

1.1 Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Formation Agreement, except that the term "Companies" means the Company, Components Sweden and Components Belgium. For the avoidance of any doubt, C&A Products will be deemed to be an Affiliate of C&A and Pelican will be deemed to be an Affiliate of Pelican Corp.

1.2   In this Agreement, unless the context otherwise requires:

      a. references to "Persons" include individuals, bodies corporate (wherever incorporated), unincorporated associations, joint ventures, partnerships and other legal entities, including without limitation Governmental Authorities;

      b. the headings are inserted for convenience only and will not affect the construction of this Agreement;

      c. any reference to a Law or an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such Law or enactment;

      d. except as to matters involving the internal corporate governance of the Company which are specifically provided for in the Swedish Companies Act (Aktiebolagslagen) (the "Swedish Companies Act"), which will be governed by the Swedish Companies Act, references to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept will, in respect of any jurisdiction other than England, be deemed to include the legal concept which in that jurisdiction most nearly corresponds to the English legal term;

      e.  references to a $ are to United States dollars;

      f. references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of this Agreement;

      g.  each term defined in this Agreement has the meaning assigned to it;



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      h.  "or" is disjunctive but not necessarily exclusive;

      i.  words in the singular include the plural and vice versa;

      j. no provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof;

      k. any reference to any word, term of art or legal concept recognized under English law will be deemed to include the word, term of art or legal concept which most closely approximates the legal meaning or effect of the same in the applicable jurisdiction;

      l. the Schedules, Exhibits and documents in the agreed form are part of the operative provisions of this Agreement and references to this Agreement will, unless otherwise expressly stated, include references to such Schedules, Exhibits and documents; and

      m. the covenants set forth in Sections 3.4, 3.5, 6.2 and 6.3 will be deemed to be covenants of each of the Companies, as to which no other party will have any liability except to the extent any such other party causes a Company to breach such a covenant.

2. CONDITIONS PRECEDENT, EFFECTIVE DATE

2.1 This Agreement will come automatically into full force and effect on the date when the share transfers contemplated in Section 2.1 of the Formation Agreement have been duly completed (the "Effective Date").

2.2 This Agreement will be null and void without further action if the Formation Agreement is terminated.

3. BUSINESS OF THE COMPANY

3.1 Pelican and C&A will cause the Company to amend its Articles of Association so that from the Effective Date they read in their entirety as set forth in Exhibit 3.1. To the extent permissible under applicable Law, the provisions of Sections 4.6, 7.1, 7.2 and 7.6 shall be included in the Articles of Association of each of the Companies.



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3.2   The Companies' initial business plan is attached hereto as Schedule 3.2
      (as amended from time to time in accordance with this Agreement, the "Business Plan").

3.3 Except to the extent otherwise specified herein, neither C&A nor Pelican will cause, or permit any of their respective subsidiaries to cause, any of the Companies to enter into any business transaction between any of the Companies, on the one side, and Pelican or C&A or their respective Affiliates, on the other side, to be carried out other than on terms that are comparable in all material respects to those which would otherwise be available to the relevant Company from an independent third party dealing on an arm's length basis.

3.4 Except to the extent otherwise specified herein, any debt financing required by the Companies from time to time will be raised in such manner as the Board of Directors of the Company ("Board") may from time to time determine. None of Pelican, C&A or their respective Affiliates will be obligated to furnish any security, guarantees or other assurance (collectively, "Assurance") in order to secure financing for the Companies.

3.5 The Companies will maintain insurance coverages in such amounts and covering such risks as may be determined by the Board from time to time.

3.6 The parties agree to cooperate with one another to procure that the following events occur as soon as reasonably practicable after the Effective Date:

      (a) the First Note will be paid in full using the Company's cash balances;

      (b) Pelican will negotiate and finalize the detailed terms and conditions (the "Terms") of legally binding loan agreements with one or more banks in respect of loans in one or more currencies of approximately US$ 50 million in aggregate (the "Bank Debt"). The Terms will be substantially in line with the terms described in the term sheets set out in Schedule 3.6 and be reasonably acceptable to C&A, such Terms to be deemed reasonably acceptable if they comply with Schedule 3.6;

      (c) upon finalization of the Terms in accordance with paragraph (b) above, the Companies will execute all necessary documents and take all other necessary steps (including the giving of security and the payment of bank fees) to give effect to the Terms and will draw down the Bank Debt in full;


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      (d) upon the draw down of the Bank Debt, the Companies will immediately apply the funds drawn down:

          (i) to repay in full the intercompany obligations (the "Intercompany Debt") described in (i) of the definition of Retained Liabilities in the Formation Agreement (including interest accruing on the Intercompany Debt up to the date of repayment); and

          (ii) to repay to the fullest extent possible the EASPP Notes not already repaid.

3.7 Pelican and C&A will procure that all resolutions needed to give effect to clause 3.6 are duly passed and to this end (and without limitation) will instruct their respective Board nominees to vote in favor of any necessary Board resolutions. The provisions of clause 7.6 will not apply to any such Board resolutions.

3.8 The parties agree that at the end of each fiscal quarter of the Companies all Free Cashflow earned by the Companies will be applied towards reducing the principal amounts outstanding in respect of Principal Debt. For this purpose "Free Cashflow" means in relation to any fiscal period the EBITDA of the Companies for such period as adjusted for changes in working capital employed in the business of the Companies and after deducting interest, taxes and capital expenditure and reserves deemed necessary by the Board for the business or as otherwise approved by the Board and anticipated capital and working capital requirements. "Principal Debt" means prior to the drawdown of the Bank Debt, the Inter-Company Debt and EASPP Notes and thereafter the Bank Debt.

4. BOARD OF DIRECTORS AND MANAGEMENT

4.1 The Board will consist of eight Directors, in addition (in the case of the Company or Components Sweden) to any employee representatives required by Swedish law. Employee representatives will not have any of the powers which Directors have (including without limitation the power to vote) except and only to the extent required by law. Pelican and C&A will each be entitled to nominate four Directors and four deputy Directors. Subject to the foregoing limitation on number, the parties will ensure that the Directors and deputy Directors nominated by Pelican and C&A, including without limitation pursuant to Section 4.4, are elected to the Board at each election of Directors.

4.2 A deputy Director nominated by Pelican or C&A as herein provided may exercise the powers of a Director nominated by the same party when, but only when such



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      Director is not in attendance at a meeting of the Board or is otherwise not available to exercise his powers as a Director. Deputy Directors will be entitled to be present and speak at all meetings of the Board, but not to vote except as provided in the first sentence of this Section 4.2.

4.3 Pelican will have the right to designate one of the Directors nominated by Pelican as the Chairman of the Board, and C&A will have the right to designate one of the Directors nominated by C&A as the Deputy Chairman of the Board. A Deputy Director may act as Chairman or Deputy Chairman, as the case may be, when entitled to exercise the powers of the Director holding such office in accordance with the first sentence of Section 4.2.

4.4 Pelican and C&A will each have the right, exercisable in such party's sole discretion, to remove from office (a) any Director or deputy Director designated by such party (but not by any other party) and to nominate a person to replace any Director or deputy Director designated by such party (but not by any other party) who has resigned, been removed or ceased to hold office for any other reason and (b) the Chairman and Deputy Chairman elected in accordance with Section 4.3 (regardless of which party nominated such removed individual); in which event the party who had the right to nominate the removed individual under Section 4.3 will have the right to appoint a successor thereto.

4.5 Meetings of the Board will be convened by the Chairman of the Board at least once each fiscal quarter of the Company, unless otherwise agreed by Pelican and C&A. At the written request of either Pelican or C&A (a copy of which shall be sent simultaneously to the other party), the Chairman or Deputy Chairman will, upon at least five Business Days' prior notice to each of Pelican and C&A, convene a meeting of the Board at any time within five Business Days of such notice. Except as otherwise required by applicable law, all meetings of the Board will be held as agreed by Pelican and C&A, or, absent such agreement, at Components Belgium's offices. Any Director or deputy Director may participate in any Board meeting by conference telephone or similar means by which all participants may communicate with each other and all meetings of the Board will be held in locations in which such means of participation is available. The Chairman of the Board or Deputy Chairman of the Board will produce and circulate to each member of the Board at least three Business Days in advance of any Board meeting an agenda for each Board meeting and such additional supporting materials as such person may determine in good faith to be reasonably appropriate in the circumstances. No


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      action may be taken by the Board which is not identified in any such agenda.

4.6 No meetings of the Board will be valid, and no action taken at a meeting by the Board will be valid, unless at least seven Directors (including any deputy Director properly replacing a Director for such meeting) are present or otherwise participating; provided, however, that if, at any meeting of the Board, there is not present or otherwise participating a sufficient number of Directors to hold a valid meeting, either Pelican or C&A may request (either directly or indirectly) the Chairman or Deputy Chairman to adjourn the meeting and, upon not less than five Business Days' prior written notice to all Directors and Deputy Directors, reconvene such meeting in accordance with Section 4.5 and such reconvened meeting will be valid, and all actions properly taken at such meeting will be valid, even if less than seven Directors are present, provided that the only matters which may be considered by the Directors at such reconvened meeting are those of which notice was given for the prior meeting.

4.7 Notwithstanding any other provision of this Agreement, C&A will have the right at all times to designate and remove the Managing Director of each of the Companies after prior consultation with Pelican for any reason and, in accordance with C&A's request, the Board shall appoint or remove any Managing Director. Notwithstanding any other provision of this Agreement, Pelican will, in its discretion, have the right at all times to remove the Managing Director of any of the Companies for bad faith, malfeasance or fraud and for such other reason as in Pelican's reasonable opinion prejudices its interests as a shareholder of the Company.

4.8 The Board will direct the Managing Directors to submit to the Board (a) monthly statements of operations not more than 15 calendar days after the end of each month and such other periodic reports as may be required by the Board, and (b) at least 30 calendar days prior to each fiscal year, a proposed annual budget which includes projected revenues, expenses, capital expenditures and cash flows for the ensuing year.

4.9 The Managing Director of each of the Companies (other than JV Holdings) will be a full time employee and will, subject to the terms of this Agreement and such limitations as may from time to time be imposed by the Board,

      (a) have the authority to manage the day-to-day business and affairs of his or her company;


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      (b) be responsible to and report to the Board;

      (c) have the authority to implement determinations of the Board; and

      (d) have such other authority as is provided by applicable law.

4.10 Whenever this Agreement requires an action to be taken by the Board of any of the Companies, Pelican, C&A and each of the Companies will use all reasonable efforts to cause such action to be taken.

4.11 The members of the Board will also constitute members of the board of directors of each of Components Sweden and Components Belgium (collectively, the "Subsidiary Boards"), except that members of the Board who are elected by employees rather than Pelican or C&A will not be members of the Subsidiary Boards unless required by Law and may, if requested by the Chairman of the Board or Deputy Chairman of the Board, be excused from any deliberations or actions by a Subsidiary Board of which they are not a member. Each meeting of the Board will also constitute a meeting of the Subsidiary Boards and no action may be taken by any Subsidiary Board that is not approved by the Board as herein provided.

5.    GENERAL AND SPECIAL MEETINGS OF SHAREHOLDERS

5.1 General or special meetings of shareholders of the Company will be convened when required by law or the Articles of Association of the Company and will be held in Brussels, Belgium, unless otherwise agreed by Pelican and C&A or the Board or otherwise required by law.

5.2 No general or special meeting of shareholders of the Company will be valid, and no resolution may be passed at a general or special meeting of shareholders, unless both Pelican and C&A are each represented at such meeting by a duly authorized representative; provided, however, that if either Pelican or C&A is not represented at a general or special meeting of shareholders of the Company, such meeting shall be adjourned and the other shareholder may direct the Company to reconvene such meeting, upon at least fourteen days' prior written notice (or such longer period as may be required by law or the Company's Articles of Association), which reconvened meeting will be valid, and all resolutions adopted at such meeting by the holders of a simple majority of the shares represented at such meeting, unless otherwise provided by Swedish Law, will be binding, even if either Pelican or C&A is not represented at such special meeting;


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      provided further however, that the only matters which may be considered by the shareholders at such reconvened meeting are those of which notice was given for the prior meeting.

5.3 The Chairman of the Board (or any Deputy Director properly replacing him), or in his absence, the Deputy Chairman, shall act as chairman at any general or special meeting of shareholders, but shall have no voting rights at any such meeting.

6.    AUDITORS, ACCOUNTING AND ACCESS

6.1 Unless otherwise determined by the Board, the Companies' auditor will be Ernst & Young.

6.2 The Companies will keep records of their assets and liabilities and their results of operations according to applicable generally accepted accounting principles and legal requests.

6.3 The Companies will each allow the representatives of Pelican and C&A (including representatives who are authorized public accountants) access to such of their buildings and other properties, employees, books and records, and other data and information as such party may reasonably request. The Companies will cause their respective auditors to give Pelican and C&A access to their records and personnel, upon reasonable request.

6.4 Unless otherwise approved by the Board as herein provided and subject to the requirements of applicable law, the fiscal year of the Companies will end on the last Saturday in December of each year.

7.    BOARD AND SHAREHOLDER RESOLUTIONS

7.1 Unless otherwise required by applicable law, the Articles of Association or Section 5.2 or 7.6 of this Agreement, all resolutions at general and special meetings of shareholders and meetings of the Board of the Company, Components Belgium and Components Sweden will be adopted only if approved
      (a) in the case of a shareholders meeting, by the holders of a majority of the issued and outstanding voting shares and (b) in the case of a Board meeting, except as expressly provided in Section 4.6, by at least 75% of the members of the Board and at least one Director nominated by Pelican and one Director nominated by C&A.

7.2 Except to the extent otherwise provided in Section 7.6 of this Agreement, the following actions shall not be taken by the Company, Components Belgium or Components Sweden, until a resolution providing therefor has been


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      approved (a) at a meeting of the Board of such Company or (b) at a general or special meeting of shareholders of the Company, by both Pelican and C&A:

      (a) any amendment to the Articles of Association of any of the Companies;

      (b) any change in the share capital and any issuance of new shares or any convertible bonds, convertible notes, convertible debentures, share options or other similar rights which are convertible into or exchangeable or exercisable for shares of any of the Companies;

      (c) any termination, dissolution or liquidation of any of the Companies (other than a compulsory liquidation according to law) or any merger with, or purchase of all or substantially all of the assets or shares of, another company by any of the Companies, or any sale or other transfer of all or substantially all of the assets or shares of any of the Companies;

      (d) any loan or credit to or from any shareholder of the Company or its officers or Affiliates, and any guarantee or indemnity for the benefit of any such shareholder, officer or Affiliate (other than loans, credits, guarantees or indemnities among the Companies), by any of the Companies;

      (e) any incurrence of any indebtedness for borrowed money by any of the Companies (including the giving of any guarantee, security or indemnity) other than (i) indebtedness incurred by any Company in accordance with either the Business Plan or annual budget (including any Interim Budget) then in effect; (ii) indebtedness incurred by any Company in accordance with any revolving credit facility, line of credit or other unused credit facility approved by the Board; (iii) indebtedness in an additional amount aggregating for all Companies not more than $5,000,000 principal amount outstanding at any time in addition to the aggregate amount of the Intercompany Debt and the EASPP Notes ("Starting Debt"); and (iv) intra-company indebtedness;

      (f) any imposition of any lien, mortgage, charge, security interest or other encumbrance on the assets of any of the Companies to secure an obligation of any of the Companies other than such as are a "Permitted Security Interest" under Section 5 of Schedule 6.1 to the Formation Agreement or are first imposed prior to the


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          Effective Date (in respect of Starting Debt or otherwise);

      (g) any capital expenditures by any of the Companies in excess of $100,000 in any fiscal year for any land, building or other capital asset other than those in accordance with the Business Plan or annual budget (including any Interim Budget) then in effect or otherwise approved in advance by the Board;

      (h) any fee, remuneration or other benefit to any Director of any of the Companies, except for disbursements incurred by such Director in the performance of his duties and supported by reasonable substantiating documentation;

      (i) any declaration, payment or making of any dividend or other similar distribution of any of the Companies' assets;

      (j) any appointment of any person with signing authority for any of the Companies other than authorities reasonably necessary to enable the business of any of the Companies to be carried out in the ordinary course thereof;

      (k) any change in the material terms of any employment agreement with the Managing Director of any of the Companies (it being understood that a Managing Director appointed in accordance with Section 4.7 may be given an employment agreement having the same material terms as were applicable to such person's predecessor without further action by the Board);

      (l) the approval of the annual financial statements;

      (m) any approval of any annual budget or any material modification of the strategic direction set forth in the Business Plan; provided, however, that, (i) notwithstanding the provisions of this Section 7.2 or
          Section 7.5, in the event that the Board is unable to agree upon the annual budget for the Companies for any year, the budget in effect for the year prior to such year shall be the Companies' budget for such year (the "Interim Budget") until the Board is able to agree upon a new budget, except that in no such event shall the Companies' capital expenditures in any fiscal year to which any such Interim Budget applies exceed the amount of depreciation and amortization (calculated in accordance with the principles used in preparing the Companies' financial statements)


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          for such year and (ii) any debt incurred for a specific purpose not in the ordinary course of business will not be deemed to authorize any additional incurrence of such debt under the Interim Budget;

      (n) any agreement by any of the Companies which by its terms (i) provides for the payment by such Company of more than $100,000 in the aggregate or such other amount as may from time to time be approved by the Board in accordance with this Section 7.2 or (ii) has an initial term of longer than 24 months and is outside the ordinary course of business;

      (o) any change in the fiscal year of any of the Companies; and

      (p) any change in the name of any of the Companies.

7.3 All minutes of meetings of the Board and shareholders of each of the Companies will be written in the English language (which version will be governing in the event of any dispute) and, at the request of Pelican, translated into Swedish whenever required by law.

7.4 Except to the extent such authority has been delegated in accordance with applicable law, the authority to execute any document or otherwise act to bind any of the Companies may only be exercised by the Managing Director in accordance with the Swedish Companies Act or the Belgium Companies Act, as the case may be, or by joint signature of any two members of the Board provided that one such Director has been appointed by Pelican and the other has been designated by C&A.

7.5   If the required director vote for a decision on a matter described in
      Section 7.2 cannot be obtained at a meeting of the Board and/or a general or special meeting of shareholders (a "Meeting"), the following procedure will apply:

      first:

          the matter may be removed from the agenda of such Meeting;

      second:

          if said matter is not so removed, then the parties will try to resolve the matter after consultation with their lawyers and auditors;


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      third:

          if said matter is not so resolved within one month of such Meeting, then the Chief Executive Officers ("CEO") of each of Pelican and C&A or any other person assigned by such CEO (excluding Directors and deputy Directors of the Company) will meet within two months of the Meeting at which the matter was removed from the agenda to discuss in good faith whether there is a mutually acceptable solution to the matter.

7.6 Notwithstanding any other provision of this Agreement, except to the extent prohibited by the Swedish Companies Act, matters relating to the subject matter of this Section 7.6 shall be determined at a meeting of the Board and whenever the Board is taking any action with respect to (a) a proposed transaction between any of the Companies, on the one side, and Pelican, C&A or any of their respective Affiliates, on the other side, (b) the assertion of any rights by any of the Companies against Pelican, C&A or any of their respective Affiliates, or (c) any other matter in which the interests of any of the Companies on the one side, and Pelican, C&A or any of their respective Affiliates, on the other side, are adverse, no Director nominated by the party whose (or whose Affiliates') interests are adverse to those of any of the Companies may vote upon any resolution of the Board relating to such matter, and any such resolution may be adopted solely by a majority of the Directors voting upon such resolution; provided, however, that these provisions shall not require Board approval of the continuation of the current Nedcar collaboration arrangement described in Section 9.3(c) of the Formation Agreement during the term of the current Nedcar arrangement (the parties acknowledging, however, that any other issues relating to the Nedcar arrangement (including without limitation issues relating to Pelican Germany's compliance with its obligations thereunder and the remedies to be pursued in the event of noncompliance) or to Section 9.3(c) of the Formation Agreement will be determined by the Board on behalf of the Companies solely by the members of the Board not nominated by Pelican without prejudice to Pelican's rights under the Formation Agreement to dispute any termination of the Nedcar arrangement pursuant to Section 9.3(c) thereof). For purposes of this Section 7.6, none of the Companies shall be deemed to be an Affiliate of Pelican or C&A.



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8.    ROLE OF C&A

8.1 Until expiration of the C&A Call Option (as defined below), C&A will provide to the Companies such general and advisory services as C&A generally provides to its subsidiaries in the ordinary course of business and are necessary or appropriate to manage the business and affairs of the Companies if and to the extent such management is not provided by their boards of directors, Managing Directors or other officers or employees of the Companies (such services, the "C&A Services"). A list of the services initially expected to be so provided is set forth as Schedule 8.1. Notwithstanding any other provision hereof, the parties hereby acknowledge and agree that such services will only be provided on an as-needed basis and as contemplated by the first sentence of this Section 8.1 and that in all events C&A will not be obligated hereunder or otherwise to provide any service to any of the Companies if or to the extent that C&A or any of its Subsidiaries would be required to incur any capital expense or hire any personnel that or whom C&A did not intend to incur or hire (or cause or permit an Affiliate to incur or hire) for any business or purpose unrelated to the businesses or affairs of the Companies. C&A agrees that the salaries of C&A's internal personnel who perform the C&A Services (but not the salaries and other employee costs of employees of the Company) will be included in the Service Fee provided for in Section 8.3. Such internal personnel will include Messrs. L. Leijon and J. Vinberg so long as they are employed by C&A or their replacements.

8.2 Notwithstanding any other provision hereof or of any applicable law, the parties hereto hereby expressly acknowledges that, except as expressly provided in Section 10, C&A and its Affiliates are engaged in, and may in the future be engaged in, businesses and activities that are or may be directly competitive with the business of the Companies and that, except as provided in Section 10, (a) C&A and its Affiliates will be free to own or otherwise participate directly or indirectly in the ownership or operation of any business or activity of any Person, whether or not such business or activity competes with or is enhanced by any business or activity of the Companies and (b) C&A and its Affiliates will have no liability to the Companies, Pelican or any other Person by reason of such activities or the failure to submit any opportunity to the Companies. Although it is C&A's intention to provide the C&A Services in good faith, with due regard to the interests of the Companies and C&A in substantially the same manner as C&A provides similar services to its other Subsidiaries, the parties hereto hereby expressly acknowledge and agree that C&A or any Affiliate or designee thereof will have no liability to the Companies, Pelican or any other Person by reason of any act or omission, including negligence, in providing the C&A Services except (x) for actual fraud intentionally committed by an employee of C&A or such Affiliate or (y) in respect of any transaction between any of the Companies on the one hand, and C&A or any Affiliate thereof, on the other hand, unless such transaction was (1) approved or ratified by the members of the Board designated by Pelican,
      (2) permitted or required hereunder, or (3) effected on terms that are not materially more favorable to C&A or its Affiliate party thereto than would be available to an unrelated third party.

8.3 For the provision of C&A Services pursuant to Section 8.1, C&A will be paid a quarterly fee (the "Service Fee") (payable at the time of delivery of the Companies' quarterly financial statements to the Board) equal to the lesser of (a) 1% of the quarterly consolidated total revenues of the Companies as reflected in their then most recent consolidated quarterly financial statements or (b) such fee as would have been charged for such quarter in accordance with C&A Product's then-current method for calculating the charge for similar services to its Affiliates. In addition, promptly after the incurrence thereof, C&A will be reimbursed for its actual and reasonable out-of-pocket costs and expenses incurred in respect of the provision of C&A Services, including without limitation travel and other expenses incurred by C&A internal personnel in providing the C&A Services. The Company will reimburse C&A and Pelican for their respective actual and reasonable travel and other out-of-pocket costs and expenses incurred in attending Board and Shareholder meetings of the Company. To the extent that any employees of JV Holdings or its Affiliates are assigned to C&A Europe, JV Holdings and its Affiliates will invoice C&A Europe all personnel related costs including but not limited to salaries, social charges, company cars and travel expenses. As of Completion there are two persons on the payroll of Components Sweden that will be assigned to C&A Europe, namely Johann Vinberg and Lars Leijon and on a proportional basis Sven-Ake Berglie and Inger Nielsen.

8.4 (a) To the fullest extent permitted by applicable law, each Company will indemnify and hold harmless Pelican, C&A and each of their respective Affiliates and any shareholder, director, officer, employee, agent, Affiliate and professional or other advisor of Pelican, C&A or such Affiliates (collectively, the "Indemnified

          Persons") from and against any and all loss, cost, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability incurred by reason of any claim against such Indemnified Person by any person or entity, which claim is asserted by reason of the ownership of any of the Companies' share capital or the participation in the business or affairs of any of the Companies, by such Indemnified Person. Notwithstanding the foregoing, no Indemnified Person shall be indemnified pursuant to the terms of the preceding sentence, (i) to the extent that it is finally judicially determined by a court of competent jurisdiction that the loss, cost, damage, expense or liability resulted from the Indemnified Person's actual fraud intentionally committed or willful misconduct, (ii) in the case of Pelican and its Affiliates and any shareholder, director, officer, employee, agent and professional or other advisor of Pelican or its Affiliates, for any loss, cost, damage, expense or liability incurred as a result of (x) Pelican's indemnification obligations pursuant to the Formation Agreement or (y) the ownership of the Companies and their assets, or the conduct of their businesses, prior to the Effective Date, or (iii) in the case of C&A and its Affiliates and any shareholder, director, officer, employee, agent and professional or other advisor of C&A or its Affiliates, for any loss, cost, damage, expense or liability incurred as a result of C&A's indemnification obligations pursuant to the Formation Agreement. The Company will pay in advance or reimburse reasonable expenses (including without limitation advancing costs of defense) incurred by any Indemnified Person who is or is threatened to be named or made a defendant, respondent or witness in a proceeding concerning the business and affairs of any of the Companies if the Indemnified Person delivers a written undertaking to repay those amounts if it is finally judicially determined by a court of competent jurisdiction, that the Indemnified Person is not entitled to indemnification hereunder.


      (b) The rights to indemnification under this Section 8.4 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation rights to indemnification or contribution, and nothing in this Section 8.4 will affect the rights or obligations of any Indemnified Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Indemnified Person is a party (it being understood that no Indemnified Person shall be entitled to recover in respect of any claim under this Agreement more than once in respect of any matter to the extent that to do so would constitute double recovery).

      (c) Notwithstanding any other provision of this Agreement, if any Indemnified Person receives notice of any action or proceeding to enforce any third party claim under circumstances in which such Indemnified Person believes that such Person is entitled to indemnification pursuant to this Section 8.4, such Indemnified Person may commence an action or proceeding against the Company in the same court in which the action or proceeding was commenced by such third party and, for such purpose, the Company hereby consents to personal jurisdiction and waives all objections to venue. The Company agrees that in any such action or proceeding process may be served upon it by any means authorized by applicable statutes, rules, treaties or conventions. If such service of process shall be made by any means as aforesaid, no party shall contest in any court the same or the personal jurisdiction of the court in which such action or proceeding was commenced.

8.5 Subsequent Recoveries. Following the Effective Date, if any amount is paid by any indemnifying party hereunder in discharge of all or part of any claim for indemnity hereunder and such amount (or part thereof) is subsequently recovered (whether by payment, discount, credit, set-off or otherwise) by the indemnified party from an unrelated third party in respect of the matter in relation to which the claim was made, the indemnified party will, to the full extent permitted by Law, forthwith repay to the indemnifying party a sum corresponding to such amount recovered from the third party less all obligations, retrospective or other premium adjustments, costs and expenses (including without limitation attorney's and other fees and expenses) of such recovery and less the net tax cost to the indemnified party of such recovery.

9.    RESTRICTIONS ON TRANSFERS

9.1 During the term of this Agreement, neither Pelican nor C&A may offer, sell, assign, grant a participation in, pledge or otherwise transfer or dispose of ("Transfer") any interest in any of the Pelican Shares or the C&A Shares, as the case may be, other than in an Unrestricted Transfer (as defined below) or pursuant to the provisions of Sections 9.4, 9.5, 9.6 and
      9.7. The Pelican Shares and the C&A Shares are both referred to herein as "Shares".

9.2   Each certificate representing Shares will include the following legend:
      "The shares represented by this share certificate are subject to, and may be transferred only in accordance with, a Shareholders Agreement dated (date of signing of this Agreement), among Collins & Aikman Products Co., Collins & Aikman Europe, Inc., Perstorp G.m.b.H., Perstorp A.B., Perstorp Biotec A.B., Perstorp Components N.V. and Perstorp Components A.B., a copy of which is filed with the Company. Any such transfer in violation of such Agreement is void."

9.3 (a) Any Transfer of Shares made in accordance with this Section 9.3 by Pelican or C&A will constitute an "Unrestricted Transfer" for purposes of this Agreement.

      (b) Pelican or C&A may from time to time Transfer all or any portion of its Shares to any Person which is either a direct or indirect wholly owned Subsidiary or Holding Company of such party or a direct or indirect wholly owned Subsidiary of any such Holding Company; provided, however, that, notwithstanding anything to the contrary in this Agreement, Pelican and C&A may not Transfer any Shares to any such Person unless (i) such Person executes a written instrument reasonably satisfactory to the other party agreeing to be bound by the terms and provisions of this Agreement as if such Person had been an original party to this Agreement and that such Shares so Transferred will be automatically Transferred back to the Transferring party no later than immediately prior to such Person ceasing to be its Subsidiary and (ii) the Transferring party irrevocably and unconditionally (jointly and severally with such other Person) guarantees the due compliance by such Person of all of the obligations pursuant to this Agreement.

9.4 C&A Call Option

      (a) C&A will have the right (the "C&A Call Option") to purchase all, but not less than all, of the Pelican Shares and an additional 0.01% of the share capital of the Company (the sole ownership of which Pelican hereby covenants to obtain prior to the C&A Call Option Closing) (such share capital, collectively, the "Pelican Called Shares") at the Exercise Price (as defined in Section 9.6) for a period (the "C&A Call Option Term") commencing on the Effective Date and terminating 30 days after the date of delivery of consolidated financial statements of the Company for the 12th full fiscal quarter completed after the Effective Date. C&A may exercise the C&A Call Option at any time during the C&A Call Option Term by delivering a written notice (the "C&A Call Option Notice") to Pelican not more than 30 calendar days after any date during the C&A Call Option Term on which consolidated financial statements of the Company are delivered to shareholders following the completion of any fiscal quarter during the C&A Call Option Term.

      (b) The consummation of the purchase of the Pelican Called Shares pursuant to the C&A Call Option (the "C&A Call Option Closing") will be held as soon as practicable, but not later than 30 days after, the delivery of the C&A Call Option Notice. At the C&A Call Option Closing, (i) Pelican will deliver to C&A one or more certificates evidencing all of the Pelican Called Shares duly endorsed for transfer to C&A, together with such other duly executed instruments or documents as may be reasonably required to permit C&A to acquire the Pelican Called Shares free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests, options, trusts, commitments and voting and other restrictions of any kind (collectively, "Encumbrances"), except for Encumbrances created by this Agreement, any applicable securities laws or C&A; (ii) C&A will deliver to Pelican, by certified or official bank check or wire transfer to such accounts as are designated by Pelican, an amount in immediately available funds equal to the Exercise Price; and (iii) Pelican will be deemed without further action (A) to represent and warrant to C&A that, upon the C&A Call Option Closing, Pelican will convey and C&A will acquire the entire record and beneficial ownership of, and good and valid title to, the Pelican Called Shares, free and clear of any and all Encumbrances, except for Encumbrances created by this Agreement, any applicable securities laws or C&A and (B) to agree that for a period of three years from the C&A Call Option closing neither it nor any of its Affiliates will (x) establish or seek to establish any manufacturing or assembly facility in Sweden, Belgium, Holland or Luxembourg that manufactures any products for sale in the automotive industry that are of a type also manufactured or sold by any of the Companies on the date of the C&A Call Option Closing, (y) obtain in any manner, or bid on or otherwise seek to obtain in any manner, any of the automotive original equipment programs that have been awarded to any of the Companies prior to or after Completion or (z) solicit for hire any officer or employee of any Company who at any time during the period of six months prior to the date of such solicitation was in possession of confidential information relating to the Business. The restrictions placed on Pelican and its Affiliates pursuant to clause
          (B) of the preceding sentence will not prevent any of them from acquiring another company, group of companies or business (the "Acquired Entity") which was already engaged in such activity (the "Relevant Business") prior to such acquisition, provided that the annual turnover of the Relevant Business as shown in the most recently audited annual accounts of the Acquired Entity prior to the acquisition did not account for more than 25% of the aggregate turnover of the Acquired Entity as shown by such accounts. If, however, Pelican or any of its Affiliates acquires any Relevant Business, such entity will promptly notify C&A and will procure that the Relevant Business is offered for sale to C&A at not more than that part of the purchase price paid by such entity for the Acquired Entity allocated in accordance with GAAP to the Relevant Business of such Acquired Entity, and C&A will be given three months to decide whether to accept such offer and to negotiate appropriate terms. The principles set forth in Sections 10.6 and 10.7 shall be applied in interpreting and enforcing the preceding sentence and clause (B) of the second preceding sentence.

9.5 Pelican Call Option

      (a) Upon termination and expiration of the C&A Call Option without such option having been exercised (the "C&A Expiration"), Pelican will have the right (the "Pelican Call Option") to purchase all, but not less than all, of the C&A Shares and an additional 0.01% of the share capital of the Company (the sole ownership of which C&A hereby covenants to obtain prior to the Pelican Call Option Closing) (such share capital, collectively, the "C&A Called Shares") at the Exercise Price during the period (the "Pelican Call Option Term") commencing on the date of the C&A Expiration and ending on the first anniversary thereof. Pelican may exercise the Pelican Call Option by delivering a written notice (the "Pelican Call Option Notice") to C&A not more than 30 days after each date during the Pelican Call Option Term on which consolidated financial statements of the Company are delivered to shareholders following the completion of any fiscal quarter during the Pelican Call Option Term.

      (b) The consummation of the purchase of the C&A Called Shares pursuant to the Pelican Call Option (the "Pelican Call Option Closing") will be held as soon as practicable, but not later than 30 days, after the delivery of the Pelican Call Option Notice. At the Pelican Call Option Closing, (i) C&A will deliver to Pelican one or more certificates evidencing all of the C&A Called Shares duly endorsed for transfer to Pelican, together with such other duly executed instruments or documents as may be reasonably required to permit Pelican to acquire the C&A Called Shares free and clear of any and all Encumbrances, except for Encumbrances created by this Agreement, by any applicable securities laws or by Pelican; (ii) Pelican will deliver to C&A by certified or official bank check or wire transfer to such accounts as are designated by C&A an amount in immediately available funds equal to the Exercise Price; and (iii) C&A will be deemed without further action (A) to represent and warrant to Pelican that, upon the Pelican Call Option Closing, C&A will convey and Pelican will acquire the entire record and beneficial ownership of, and good and valid title to, the C&A Called Shares, free and clear of any and all Encumbrances, except for Encumbrances created by this Agreement, any applicable securities laws or Pelican, and (B) to agree that for a period of three years from the Pelican Call Option Closing neither it nor any of its Affiliates will (x) establish or seek to establish any manufacturing or assembly facility in Sweden, Belgium, Holland or Luxembourg that manufactures any products for sale in the automotive industry that are of a type also manufactured or sold by any of the Companies on the date of the Pelican Call Option Closing, (y) obtain in any manner, or bid on or otherwise seek to obtain in any manner, any of the automotive original equipment programs that have been awarded to any of the Companies prior to or after Completion or (z) solicit for hire any officer or employee of any Company who at any time during the period of six months prior to the date of such solicitation was in possession of confidential information relating to the Business. The restrictions placed on C&A and its Affiliates pursuant to clause (B) of the preceding sentence will not prevent any of them from acquiring another company, group of companies or business (the "Acquired Entity") which was already engaged in such activity (the "Relevant Business") prior to such acquisition, provided that the annual turnover of the Relevant Business as shown in the most recently audited annual accounts of the Acquired Entity prior to the acquisition did not account for more than 25% of the aggregate turnover of the Acquired Entity as shown by such accounts. If, however, C&A or any of its Affiliates acquires any Relevant Business, such entity will promptly notify Pelican and will procure that the Relevant Business is offered for sale to Pelican at not more than that part of the purchase price paid by such entity for the Acquired Entity allocated in accordance with GAAP to the Relevant Business of such Acquired Entity and Pelican will be given three months to decide whether to accept such offer and to negotiate appropriate terms. The principles set forth in Section 10.6 and 10.7 shall be applied in interpreting and enforcing the preceding sentence and clause (B) of the second preceding sentence.

9.6 Exercise Price

      (a) The "Exercise Price" will be an amount equal to:

                            0.50 x [(EBITDA x M) - I]

          Where: (i) "EBITDA" means the consolidated net income of the Companies before interest, taxes, depreciation, amortization and service fees, as adjusted for extraordinary items (non-recurring items and other items not related to the operations of the Business), as shown on the consolidated income statement for the Companies for the 12 month period ended on the last day of the most recent fiscal quarter prior to the date on which the C&A Call Option Notice or Pelican Call Option Notice, as the case may be, is given, prepared in accordance with generally accepted accounting principles and in accordance with consistent methods and principles, (ii) "M" means the Agreed Multiple determined in accordance with Schedule 9.6(b) hereto and (iii) "I" means all indebtedness for borrowed money and other obligations which would constitute indebtedness as shown on a consolidated balance sheet of the companies as of the date of completion of the transaction to which the computation relates and any obligation or liability referred to in clauses (i) through (iii), inclusive, of the definition of "Retained Liabilities" in the Formation Agreement, such indebtedness to be reduced by the amount of Free Cashflow as of the date of the immediately preceding fiscal quarter determined in accordance with the example set forth on Schedule 9.6(b), not previously applied to reduce such indebtedness.

      (b) "Agreed Multiple" means the ratio determined in accordance with
          Schedule 9.6(b) attached hereto.

      (c) The Exercise Price will be paid in United States dollars based upon the currency exchange rate between United States dollars and Swedish Krona, prevailing on the last day of the most recent fiscal quarter prior to the date on which the C&A Call Option Notice or Pelican Call Option Notice, as the case may be, is given, as indicated in the Wall Street Journal, New York edition, on the first Business Day subsequent to such date.


9.7 Rights of First Offer

      (a) Subject to compliance with the remaining provisions of this Section 9.7, each party may Transfer any Shares after the termination and expiration of the Pelican Call Option.

      (b) Prior to consummating any Transfer subject to this Section 9.7 (a "Third-Party Sale"), the Party proposing to effect the Third-Party Sale (the "Offering Party") will deliver to other party (the "Non-Offering Party") a written notice (an "Offer Notice") specifying
          (i) the number of shares proposed to be sold in such Third- Party Sale (the "Offered Shares"), (ii) the aggregate amount of cash consideration (the "Offer Price") for which the Offering Party proposes to sell the Offered Shares, (iii) the identity of the purchaser in such Third-Party Sale, and (iv) all other material terms of such proposed Third-Party Sale. If the Non-Offering Party delivers to the Offering Party a written notice (an "Acceptance Notice") within 20 Business Days following the delivery of the Offer Notice (such 20 Business Day period being referred to herein as the "ROFO Acceptance Period") stating that such Non- Offering Party irrevocably and unconditionally agrees to purchase all (but not less than all) of the Offered Shares for the Offer Price and on the other terms set forth in the Offer Notice, the Offering Party will sell all (but not less than all) of the Offered Shares to such Non-Offering Party, and such Non-Offering Party will purchase all such Offered Shares from the Offering Party, on the terms and subject to the conditions set forth below.

      (c) The consummation of any purchase of Offered Shares by the Non-Offering Party pursuant to this Section 9.7 (the "ROFO Closing") will occur not earlier than 30 Business Days nor later than 60 Business Days following the delivery of the Acceptance Notice (the intervening period being referred to herein as the "ROFO Closing Period") at such time and place as may be agreed upon by the Offering Party and the Non-Offering Party or, if such parties fail to agree to such place, at the principal office of the Company at 10:00 a.m. (local time) on the last day of the ROFO Closing Period. At the ROFO Closing, (i) the Offering Party will deliver to the Non-Offering Party one or more certificates evidencing all of the Offered Shares duly endorsed for transfer to the Non-Offering Party, together with such other duly executed instruments or documents as may be reasonably required to permit the Non-Offering Party to acquire the Offered Shares free and clear of any and all Encumbrances, except for Encumbrances created by this Agreement, any applicable securities laws or the Non-Offering Party, (ii) the Non-Offering Party will deliver to the Offering Party by certified or official bank check or wire transfer to an account designated by the Offering Party an amount in immediately available funds equal to the Offer Price, and (iii) the Offering Party will be deemed to represent and warrant to the Non-Offering Party that, upon the ROFO Closing, the

          Offering Party will convey and the Non-Offering Party will acquire the entire record and beneficial ownership of, and good and valid title to, the Offered Shares, free and clear of any and all Encumbrances, except for Encumbrances created by this Agreement, any applicable securities laws or the Non-Offering Party.

      (d) If no Acceptance Notice relating to a proposed Third- Party Sale is delivered to the Offering Party prior to the expiration of the ROFO Acceptance Period, or an Acceptance Notice is so delivered to the Offering Party but the ROFO Closing fails to occur prior to the expiration of the ROFO Closing Period, the Offering Party may consummate the proposed Third-Party Sale in accordance with Section 9.7(e); provided, however, that no such Third Party Sale may be consummated if the ROFO Closing failed to occur due to the fault of the Offering Party (in which case, in addition to the Non- Offering Party's right to damages or to injunctive or other equitable relief, the last sentence of Section 9.7(e) shall be applicable).

      (e) The Offering Party may consummate a Third-Party Sale that it is otherwise entitled to consummate pursuant to Section 9.7(d) only (i) during the 60 Business Day period immediately following the expiration of the ROFO Acceptance Period (in the event that no Acceptance Notice was timely delivered to the Offering Party) or the ROFO Closing Period (in the event an Acceptance Notice was timely delivered to the Offering Party but the ROFO Closing failed timely to occur) and (ii) to the purchaser and on the terms set forth in the Offer Notice. If any Third Party Sale is not consummated in accordance with the provisions of this Section 9.7(e), the Offering Party may not Transfer its Shares to any third party without again complying with the provisions of this Section 9.7.

9.8 No party will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing in any material respect the rights or obligations of any party under Sections 9.4, 9.5 or 9.7 and any attempt to Transfer any Shares not in compliance with this Agreement will be null and void.

9.9 Notwithstanding any other provision hereof, the Company will not issue any shares of capital stock to a shareholder without offering to C&A and Pelican, by notice given to the other shareholders at least 15 Business Days prior to the date of such issuance, the right to purchase its pro rata share of such capital stock on the same terms as such capital stock is to be issued to the other shareholders. The procedures for the acceptance of any such offer and the closing of any such issuance will be as determined by the Board.

9.10  Individual Shareholders Agreements

      (a) On the Effective Date, C&A will enter into an agreement with a Person designated by C&A and reasonably acceptable to Pelican substantially in the form of Schedule 9.10(a)(i) attached hereto (the "C&A Individual Shareholder Agreement") and on the Effective Date Pelican will enter into an agreement with a Person designated by Pelican and reasonably acceptable to C&A substantially in the form of Schedule 9.10(a)(ii) attached hereto (the "Pelican Individual Shareholder Agreement" and, together with the C&A Individual Shareholder Agreement, the "Individual Shareholder Agreements"). Neither Pelican nor C&A will make any amendment or alteration of any of the Individual Shareholder Agreements without the prior written consent of the other party.

      (b) Upon C&A's exercise of the C&A Call Option or delivery of a ROFO Acceptance Notice, Pelican will at the C&A Call Option Closing or the ROFO Closing, as the case may be, assign to C&A all its rights and obligations pursuant to the Pelican Individual Shareholder Agreement. Upon Pelican's exercise of the Pelican Call Option or delivery of a ROFO Acceptance Notice, C&A will at the Pelican Call Option Closing or ROFO Closing, as the case may be, assign to Pelican all its rights and obligations pursuant to the C&A Individual Shareholder Agreement.

      (c) In the event any party hereto exercises its option right pursuant to any of the Individual Shareholder Agreements, such party shall promptly inform the other party in writing of such exercise.


9.11  Pre-Emptive rights

      The parties hereby waive any pre-emptive rights they may have according to the Articles of Association of the Company in connection with any transfer of shares made under the provisions of this Article 9 or any of the Individual Shareholder Agreements.

9.12  Indemnity for Assurances

      If either C&A or Pelican exercises its rights hereunder to purchase from the other the Pelican Shares or the C&A Shares, respectively, without further action, it will be a condition to the consummation of the transaction that the purchasing shareholder shall have either (i) arranged for the refinancing of all bank debt of the Companies as to which the selling shareholder or any of its Affiliates (other than the Companies) has either given its guarantee or other assurance of payment (an "Assurance") which refinancing will include a release of the selling Shareholder from all liability under any such Assurance or (ii) otherwise obtained the release of the selling Shareholder or any of its Affiliates (other than the Companies) from all liability under any Assurance previously given by the selling shareholder; provided, however, that such release will not be required in respect of any breach of any such Assurance to the extent occurring in whole or in part prior to the completion of such purchase.

10.  RESTRICTIONS ON THE PARTIES

10.1 During the period (the "Noncompetition Term") commencing on the Effective Date and ending on the date on which the C&A Call Option or the Pelican Call Option is exercised or, if earlier, December 31, 2000, Pelican and C&A will not, and each of C&A Products and Pelican Corp will cause their respective Affiliates not to, directly or indirectly, establish or seek to establish or be interested in any manufacturing or assembly facility in Sweden, Belgium, Holland or Luxembourg that manufactures any of the products for sale in the automotive industry that are of a type also manufactured or sold by any of the Companies and the Companies will not, directly or indirectly, establish any manufacturing facility at any location other than their current locations (and any adjacent properties) unless approved by the Board.

10.2 During the Noncompetition Term, C&A and its Affiliates, on the one hand, and the Companies, on the other hand, will not obtain in any manner, or bid on or otherwise seek to obtain in any manner, any of the automotive original equipment programs that have been awarded to the other prior to or after the Effective Date.

10.3 During the Noncompetition Term, Pelican and its Affiliates, on the one hand, and the Companies, on the other hand, will not obtain in any manner, or bid on or otherwise seek to obtain in any manner, any of the automotive original equipment programs that have been awarded to the other prior to or after the Effective Date.

10.4 During the Noncompetition Term, Pelican and C&A and their Affiliates, on the one hand, and the Companies, on the other hand, will not solicit for hire any officer or employee of any Company who at any time



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


      during the period of six months prior to the date of such solicitation was in possession of confidential information relating to the Business.

10.5 Except insofar as may be required by law and in any event only after prior consultation with the other parties hereto (to the extent reasonably practicable), and except as contemplated by this Agreement, (a) neither Pelican and its Affiliates nor C&A or its Affiliates will at any time disclose to any Person not a party to this Agreement or a director, officer or employee thereof any trade secret or other confidential information which it holds in relation to any of the Companies or its affairs and (b) each party hereto will cause its directors, officers and employees not to disclose to any Person not a party to this Agreement or a director, officer or employee thereof any trade secrets or other confidential information which such director, officer or employee holds in relation to any of the Companies or its affairs. C&A and its Affiliates may disclose to their directors, officers, employees, agents and advisers such information as is necessary or appropriate to perform the services contemplated by Section 8.

10.6 Each party acknowledges and agrees that each of Sections 10.1 through 10.5 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the other party and each of the Companies but that, if any such restriction were to be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, such restriction will apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

10.7 Each party acknowledges that any breach of any of the covenants contained in Sections 10.1 through 10.5 would cause an irreparable injury to the other parties and that damages and remedies at law for any breach of such would be inadequate. The parties acknowledge that, in addition to any other remedies available to the other party, it will be entitled to injunctive relief and other equitable relief to prevent an actual, intended, likely or probable breach of such covenant.

10.8 During the Noncompetition Term, each of C&A Products and Pelican AB will procure that no company which is one of its respective Subsidiaries and which is a party to the Intellectual Property Agreement will cease to be such a Subsidiary until such company has undertaken (in a form reasonably satisfactory to the Companies) to be bound by the covenants set out in this Section 10.

11.   TERM OF AGREEMENT

11.1 This Agreement will become effective upon the Effective Date and continue in full force and effect for a period of six years thereafter. If not terminated by written notice given by either party at least six months before the six-year anniversary date, it will be automatically extended for additional periods of two years unless and until terminated by written notice at least six months prior to the expiration of any such additional period.

11.2 Notwithstanding the foregoing, this Agreement will terminate automatically upon the occurrence of any of the following events:

      (a) any reorganization, merger, consolidation or sale of shares in the Company approved in advance by Pelican and C&A if following such reorganization, merger, consolidation or sale, Pelican and C&A do not beneficially own, directly or indirectly, 75% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation or corporations resulting from such reorganization, merger, consolidation or sale; or

      (b) the consummation of the C&A Call Option Closing, the Pelican Call Option Closing or any ROFO Closing; provided, however, that (i) in the event that C&A exercises the C&A Call Option or otherwise purchases the Pelican Shares, the provisions of Sections 9.4(b) and 10.1 through 10.5, as applied to Pelican and its Affiliates, will continue in full force and effect for three years after the consummation of any such event and (ii) in the event that Pelican exercises the Pelican Call Option or otherwise purchases the C&A Shares, the provisions of Sections 9.5(b) and 10.1 through 10.5, as applied to C&A and its Affiliates, will continue in full force and effect for three years after the consummation of any such event.


12.   MISCELLANEOUS

12.1 Prior to any Affiliate of Pelican or C&A which is the owner of Shares ceasing to be an Affiliate of Pelican or C&A, respectively, Pelican or C&A, as the case may be, will cause such Affiliate to Transfer all Shares owned by it to another Affiliate of Pelican or C&A.



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


12.2 No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" will include any amendment, variation, supplement, deletion or replacement however effected.

12.3 Each of the parties hereto will pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

12.4 Without limiting the generality or effect of Section 10.6, if any provision of this Agreement is held to be invalid or unenforceable, then such provision will (so far as it is invalid or unenforceable) be given no effect and will be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties will use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

12.5 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, will be an original, but all the counterparts will together constitute one and the same instrument.

12.6 (a) Any notice or other communication required or permitted to be given under this Agreement will be in writing and signed by or on behalf of the party giving it and may be served by hand delivery, delivery by a recognized international courier service (such as UPS, DHL or Federal Express) or transmission by facsimile to the address and for the attention of the relevant party set out in Section 17.2 of the Formation Agreement (or as otherwise notified from time to time thereunder). Any notice so delivered will be deemed to have been received (i) in the case of facsimile transmission, 12 hours after the time of dispatch, and (ii) in the case of hand delivery (whether or not by courier service), upon such delivery.

      (b) In proving such notice, it will be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made, provided, however, that, in the case of facsimile transmission, it must also be proven that hand delivery or delivery by a recognized international courier service (such as UPS, DHL or Federal Express) was made on the parties hereto (but not the lawyers contemplated to receive copies) within five Business Days thereof.

12.7 Each of the parties hereto hereby represents to the others that the execution and delivery of this Agreement and the performance thereof does not and will not contravene or constitute a default under its constitution, by-laws or any other agreement, instrument or other form of commitment to which a party hereto is also bound.

12.8 Failure by any party to this Agreement to assert its rights in respect of any violation of this Agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act or omission. No waiver in writing by a party with respect to any right shall extend its effect to any subsequent violation either of whatsoever kind.

12.9 Save as expressly provided herein, neither this Agreement nor any rights, benefits or obligations hereunder shall be assignable or transferable in whole or in part, whether by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties; provided, however, that either Pelican or C&A may assign its rights immediately prior to and in connection with exercising the Pelican Call Option or the C&A Call Option, as the case may be.

12.10 Pelican and C&A each agree that in all matters concerning the Companies for which it is called upon to exercise its rights to vote, either as a shareholder or through a Director, such rights must be exercised in good faith and in conformity with the requirements of this Agreement, to the extent applicable thereto.

12.11 In the event of any conflict between the terms of this Agreement and its Exhibits and Schedules, the terms of this Agreement will, as among the parties hereto, prevail and the parties will forthwith cause such necessary alterations to be made to the Exhibits and Schedules so as to resolve such conflict.

12.12 This Agreement does not render, and nothing herein contained will be construed to render, C&A or Pelican an agent for the other party or liable for any debt, obligations or liabilities of the other party now existing or incurred in the performance of this Agreement. Nothing in this Agreement will be deemed or construed to constitute or create between the parties hereto a partnership pursuant to lag (1980:1102) om handelsbolag och enkla bolag.

12.13 Each of the parties will do, or procure to be done, all such further acts and things and execute, and procure the execution of, all such documents as may from time to time be required for the purpose of giving effect to all of the provisions of this Agreement.

13. GOVERNING LAW AND JURISDICTION

13.1 This Agreement will be governed by and construed in accordance with the laws of England, without giving effect to the principles of conflict of laws thereof. If any provision of this Agreement conflicts with any applicable law (including without limitation the Swedish Companies Act and the Belgium Companies Act), such provision of this Agreement shall be controlling except to the extent prohibited by such law.

13.2 Except as specifically provided in Section 7.5 hereof, all disputes arising in connection with this Agreement will be finally settled under the Rules of Arbitration of the International Chamber of Commerce, by three Arbitrators appointed in accordance with those Rules. The place of arbitration will be in London, England. The language of the arbitration will be English.

14.   PARENT COMPANY GUARANTEES

14.1 Pelican Corp. guarantees the performance by Pelican or any of its Affiliates (to whom any of its obligations hereunder have been transferred) of all of its obligations under or pursuant to this Agreement.

14.2 C&A Products guarantees the performance by C&A or any of its Affiliates (to whom any of its obligations hereunder have been transferred); of all of its obligations under or pursuant to this Agreement.

14.3 The liability of Pelican Corp. and C&A Products under their respective guarantees under Sections 14.1 and 14.2 respectively shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to Pelican or C&A, as the case may be, or any third party or any other act, event or omission which but for this Section would operate to impair or discharge the liability of Pelican Corp. or C&A Products under their respective guarantees.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of the parties the day and year first before written.


PERSTORP G.m.b.H.

By: /s/ Mats Tuner

Name:

Title:

     in the presence of:

Witness Signature
Full Name:
Address:
Occupation:


PERSTORP A.B.

By: /s/ Mats Tuner

Name:

Title:

     in the presence of:

Witness Signature
Full Name:
Address:
Occupation:


COLLINS & AIKMAN EUROPE, INC.

By: /s/ J. Michael Stepp

Name:

Title:

     in the presence of:

Witness Signature
Full Name: /s/ Elizabeth Philipp
Address:
Occupation:

COLLINS & AIKMAN PRODUCTS CO.

By: /s/ J. Michael Stepp

Name:

Title:

     in the presence of:

Witness Signature
Full Name:
Address:
Occupation:


PERSTORP BIOTEC A.B.

By: /s/ Mats Tuner
    /s/ Max Granander

Name:

Title:

     in the presence of:

Witness Signature
Full Name:
Address:
Occupation:


PERSTORP COMPONENTS N.V.

By: /s/ Mats Tuner

Name:

Title:

     in the presence of:

Witness Signature
Full Name:
Address:
Occupation:

PERSTORP COMPONENTS A.B.

By:

Name:

Title:

     in the presence of:

Witness Signature
Full Name:
Address:
Occupation:

                                EXHIBITS AND SCHEDULES

Exhibit 3.1             Articles of Association

Schedule 3.2            Business Plan
Schedule 3.6            Financing Arrangements
Schedule 8.1            C&A Services
Schedule 9.6(b)         Agreed Multiple
Schedule 9.10(a)(i)     C&A Individual Shareholder Agreement
Schedule 9.10(a)(ii)    Perstorp Individual Shareholder Agreement

     The Registrant hereby undertakes to furnish supplementally a copy of any schedule omitted herefrom as permitted by Item 601(b)(2) of Regulation S-K to the Commission upon request.